As Filed With the Securities and Exchange Commission on January 31, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MTI TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-3601802 (I.R.S. Employer Identification No.)
17595 Cartwright Road, Irvine, California 92614
(Address of Principal Executive Offices)

2001 STOCK INCENTIVE PLAN
(Full title of the plan)

Thomas P. Raimondi, Jr.
Chairman, President and Chief Executive Officer
17595 Cartwright Road
Irvine, California 92614
(Name and address of agent for service)
(949) 251-1101
(Telephone number, including area code, of agent for service)
Copy to:
Tate Powell Tate, Esq.
Morrison & Foerster LLP
Twelfth Floor
19900 MacArthur Boulevard
Irvine, CA 92612
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
To Be Registered	Registered (1)(2)	Share (3)	Price (3)	Registration Fee
Common Stock, $.001 par value	1,068,951 shares	$1.26	$1,346,878	$144.12

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Registrant’s 2001 Stock Incentive Plan, which includes shares authorized to be issued pursuant to the awards granted under the Registrant’s 2001 Non-Employee Director Option Program (the “2001 Plan”).

(2)	Represents additional shares of common stock that are available for issuance under the 2001 Plan as a result of the automatic “evergreen” provision contained in the 2001 Plan, An aggregate of 4,000,000 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed on August 3, 2001 (Registration No. 333-66716). An additional 974,528 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed on January 18, 2002 (Registration No. 333-76972). An additional 987,382 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed on February 10, 2003 (Registration No. 333-103065). An additional 2,500,000 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed on September 23, 2003 (Registration No. 333-109060). An additional 1,015,008 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed July 16, 2004 (Registration No. 333-117401). An additional 1,047,923 shares of common stock available for issuance under the 2001 Plan were registered on Registration Statement on Form S-8 filed August 8, 2005 (Registration No. 333-127302).

(3)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices reported by the Nasdaq Capital Market for the common stock on January 27, 2006, which was $1.26 per share.

     Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed for the purpose of registering additional securities of the same class as those registered under the currently effective Registration Statements on Form S-8 (Registration Nos. 333-66716, 333-76972, 333-103065, 333-109060, 333-117401 and 333-127302 ), relating to the 2001 Stock Incentive Plan (the “2001 Plan”) of MTI Technology Corporation (the “Registrant”), and the contents of those Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by this reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Initially, an aggregate of 4,000,000 shares of common stock were available for grant or award under the 2001 Plan, and such 4,000,000 shares were registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 3, 2001 (Registration No. 333-66716). On January 1, 2002, the shares of common stock available for issuance under the 2001 Plan increased by 974,528 shares as a result of the automatic “evergreen” provision contained in the 2001 Plan, and such increase was registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 18, 2002 (Registration No. 333-76972). On January 1, 2003, the shares of common stock available for issuance under the 2001 Plan increased by 987,382 shares as a result of the automatic “evergreen” provision contained in the 2001 Plan, and such increase was registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 10, 2003 (Registration No. 333-103065). On June 24, 2003, MTI’s Board of Directors approved an increase of 2,500,000 shares of common stock issuable under the 2001 Plan and on August 21, 2003, MTI’s stockholders approved such increase at MTI’s 2003 Annual Meeting of Stockholders. Such increase was registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 23, 2003 (Registration No. 333-109060). On January 1, 2004, the shares of common stock available for issuance under the 2001 Plan increased by 1,015,008 shares as a result of the automatic “evergreen” provision contained in the 2001 Plan, and such increase was registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 16, 2004 (Registration No. 333-117401). On January 1, 2005, the shares of common stock available for issuance under the 2001 Plan increased by 1,047,923 shares as a result of the automatic “evergreen” provision contained in the 2001 Plan, and such increase was registered on the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 8, 2005 (Registration No. 333-127302 ). On January 1, 2006, the shares of common stock available for issuance under the 2001 Plan increased by 1,068,951 shares as a result of the automatic “evergreen” provision contained in the 2001 Plan. This Registration Statement on Form S-8 covers such increase of 1,068,951 shares of common stock, issuable under the 2001 Plan, bringing the total number of shares authorized thereunder to 11,593,792.
Item 3. Incorporation of Documents by Reference.
     There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 2, 2005, filed on July 18, 2005, as amended on Form 10-K/A filed on August 1, 2005;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended July 2, 2005 and October 1, 2005, filed on August 16, 2005 and November 15, 2005, respectively;

(c)	The Registrant’s Form 12b-25 (NT 10-K) filed July 5, 2005;

(d)	The Registrant’s Current Reports on Form 8-K, filed on April 6, 2005, May 3, 2005, June 1, 2005, June 21, 2005, August 8, 2005, August 22, 2005, October 19, 2005, November 3, 2005, November 14, 2005 and November 22, 2005;

(e)	The Registrant’s Current Report on Form 8-K (exclusive of the information included under Item 2.02 and in Exhibit 99.1 thereof) filed with the SEC on October 12, 2005; and

(f)	The description of the Registrant’s common stock that is contained in the Registrant’s Registration Statement on Form 8-A filed February 15, 1994 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions.
     For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 5. Interests of Named Experts and Counsel.
     The Registrant has agreed to indemnify and hold KPMG LLP harmless against and from any and all legal costs and expenses incurred by KPMG LLP in successful defense of any legal action or proceeding that arises as a result of KPMG LLP’s consent to the incorporation by reference of its audit report on the Registrant’s past financial statements incorporated by reference in this Registration Statement.
Item 8. Exhibits.
4.1.	MTI Technology Corporation 2001 Stock Incentive Plan (incorporated by reference to Appendix C of the Registrant’s definitive Proxy Statement for its 2003 Annual Meeting of Stockholders, filed July 15, 2003).

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).

23.3	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

24.1	Power of Attorney (included on the signature page to the Registration Statement).
Item 9. Undertakings.
     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 27th day of January, 2006.

MTI Technology Corporation
By:	/s/ Scott Poteracki
Scott Poteracki
Chief Financial Officer and Secretary

POWER OF ATTORNEY
     We, the undersigned directors and officers of MTI Technology Corporation, do hereby make, constitute and appoint Thomas P. Raimondi, Jr. and Scott Poteracki, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas P. Raimondi Jr. Thomas P. Raimondi, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 27, 2006

/s/ Scott Poteracki Scott Poteracki	Chief Financial Officer and Secretary (Principal Financial Officer)	January 27, 2006

/s/ Todd Williams Todd Williams	Vice President and Corporate Controller (Principal Accounting Officer)	January 27, 2006

/s/ Lawrence P. Begley Lawrence P. Begley	Director	January 27, 2006

/s/ Franz L. Cristiani Franz L. Cristiani	Director	January 27, 2006

/s/ William Mustard William Mustard	Director	January 27, 2006

/s/ Michael Pehl Michael Pehl	Director	January 27, 2006

/s/ John T. Repp John T. Repp	Director	January 27, 2006

/s/ Kent D. Smith Kent D. Smith	Director	January 27, 2006

EXHIBIT INDEX

Exhibit
Number	Description

4.1	MTI Technology Corporation 2001 Stock Incentive Plan (incorporated by reference to Appendix C of the Registrant’s definitive Proxy Statement for its 2003 Annual Meeting of Stockholders, filed July 15, 2003).

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).

23.3	Consent of Independent Registered Public Accounting Firm (KPMG LLP).

24.1	Power of Attorney (included on the signature page to the Registration Statement).